Exhibit 21.1

Harden Technologies Inc.

Subsidiaries

Harden International Limited – Hong Kong

Harwell Technologies Ltd. – People’s Republic of China

Harden Machinery Ltd. – People’s Republic of China

Dr. Shredder Technologies Ltd. – People’s Republic of China